EXHIBIT 99.1

Platform Specialty Products Corporation
Announces Third Quarter of 2016 Financial Results

•	Net sales of $891 million, an increase of 49.1%

•	Organic sales* increase of 3.0%

•	Reported net income attributable to common stockholders of $105 million

•	GAAP basic EPS of $0.45 or ($0.15) fully diluted

•	Adjusted EPS* of $0.14, an increase of $0.03

•	Adjusted EBITDA* of $190 million, an increase of 67.3%

•	Improved full year adjusted EBITDA* guidance to range of $750 million to $765 million
West Palm Beach, Fla., November 4, 2016 -- Platform Specialty Products Corporation (NYSE: PAH) (“Platform” or the “Company”), a global, diversified specialty chemicals company, today announced its financial results for the three and nine months ended September 30, 2016.
For the three months ended September 30, 2016:

•
Net sales on a reported basis for the third quarter of 2016 were $891 million, an increase of 49.1%. On a comparable basis over the third quarter of 2015, excluding the impact of currency changes, metals prices and divestitures, organic sales increased 3.0% year-over-year;

◦
MacDermid Performance Solutions (the Performance Solutions segment): Net sales were $455 million, an increase of 153.1% compared to the same period of 2015. On a comparable basis, excluding the impact of currency changes and metals prices, organic sales increased 1.8% year-over-year;

◦
Arysta Lifescience (the Agricultural Solutions segment): Net sales were $436 million, an increase of 4.3% over the same period of 2015. On a comparable basis, excluding the impact of currency changes and divestitures, organic sales increased 4.3% year-over-year;

•
Reported net income attributable to common stockholders was $105 million, compared to a net loss of $140 million for the same period in 2015. Basic earnings per share were $0.45 and diluted loss per share was $0.15 on a GAAP basis compared to both a basic and diluted loss of $0.66 in the same period of 2015;

•	Adjusted earnings per share* were $0.14 compared to comparable adjusted earnings per share* of $0.11 in the same period of 2015;

•
Adjusted EBITDA* for the third quarter of 2016 was $190 million, an increase of 14.4% on a comparable basis over the third quarter of 2015. Adjusted EBITDA increased 12.9% on a comparable constant currency basis;

◦
MacDermid Performance Solutions: Adjusted EBITDA* was $110 million, an increase of 6.5% from comparable adjusted EBITDA in the third quarter of 2015. On a comparable constant currency basis, adjusted EBITDA for this segment increased 9.2%;

◦
Arysta Lifescience Adjusted EBITDA* was $80 million, an increase of 27.3% from comparable adjusted EBITDA in the third quarter of 2015. On a comparable constant currency basis, adjusted EBITDA for this segment increased 18.9%;

◦	Adjusted EBITDA margin for the combined company was 21.3% compared to comparable Adjusted EBITDA margin of 19.2% in the third quarter of 2015;

•
Additional cost synergies of $13 million were reported in the third quarter of 2016 from the ongoing integrations in both the Agricultural Solutions and Performance Solutions segments. The businesses realized $39 million of new synergies in the nine months ended September 30, 2016 and expect to achieve more than the initially estimated $40 million of cost synergies in 2016.

* See VI. Non-GAAP Measures.

CEO Comment
Chief Executive Officer Rakesh Sachdev said, “Platform's businesses demonstrated strong performance in the third quarter. While many of our key end-markets are experiencing pressure, our businesses have continued to prove resilient as we are gaining share, launching products successfully and managing cost prudently. Both our business segments grew organic sales, adjusted EBITDA and adjusted EBITDA margins.  Our Ag business grew volumes in most regions and effectively managed price in Latin America despite meaningful pressure from the weaker U.S. Dollar. The Performance Solutions business benefited primarily from a modest market recovery and share gains in electronics-related businesses, although this was partially offset by continued weakness in oil and gas markets. We believe we are growing faster than our end-markets and expect similar positive growth in the fourth quarter. Our integrations continue to progress ahead of plan, and the savings are clearly apparent in this quarter's results. Our earnings performance through the third quarter has given us the confidence to improve our full year adjusted EBITDA guidance range to $750 million to $765 million.”
Sachdev continued, “Platform is committed to improving its balance sheet and returning to its target leverage ratio of 4.5x net debt to EBITDA. To that end, we recently took steps in the right direction. We negotiated a settlement to our Series B Preferred Share obligations saving the company over $100 million, raised nearly $400 million in equity capital, and repriced and extended nearly $2 billion of our term loans which will save us over $10 million a year in annual interest payments. The cash flow characteristics of our business are robust, and we expect to see continued improvement in quarters to come.”
Conference Call
Platform will host a webcast/dial-in conference call to discuss its third quarter of 2016 financial results at 8:30 a.m. (Eastern Time) on Friday, November 4, 2016. Participants on the call will include Rakesh Sachdev, Chief Executive Officer; Sanjiv Khattri, Chief Financial Officer; and Benjamin Gliklich, Executive Vice President - Operations and Strategy.
To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 8615823. The call will be simultaneously webcast at www.platformspecialtyproducts.com. A replay of the webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate" and similar expressions, and relate, without limitations, to Platform's adjusted EBITDA and adjusted earnings per share, expected or estimated net sales, meeting financial and/or strategic goals and objectives, segment earnings, net interest expense, income tax provision, cash flow from operations, full year cash taxes, capital expenditures, restructuring costs and other non-cash charges, the outlook for the Company's markets and the demand for its products, consistent profitable growth, free cash flows, future net sales, gross, operating and EBITDA margin requirements and expansion, organic sales growth, performance trends, extending into new markets, bank leverage ratios, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies costs, and the Company's ability to manage its risk in these areas, the anticipated settlement of the Company's obligations relating to its Series B preferred stock pursuant to the alternative settlement agreement, the Company’s ability to identify, hire and retain executives and other qualified employees, the Company’s assessment over its internal control over financial reporting, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company's ability to raise new debt and equity and to integrate and obtain the anticipated benefits, results and synergies from its consummated acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
-FINANCIAL TABLES TO FOLLOW-

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions, except per share amounts)	2016	2015	2016	2015
Net sales	$891	$597	$2,636	$1,807
Cost of sales	515	355	1,524	1,089
Gross profit	375	243	1,112	719
Operating expenses:
Selling, technical, general and administrative	274	195	824	593
Research and development	21	17	61	48
Total operating expenses	295	211	885	641
Operating profit	80	31	227	78
Other (expense) income:
Interest expense, net	(99)	(53)	(290)	(143)
Loss on derivative contracts	(1)	(47)	(12)	(50)
Foreign exchange loss	(10)	(37)	(57)	(19)
Other income, net	117	1	120	20
Total other income (expense)	6	(136)	(238)	(193)
Income (loss) before income taxes and non-controlling interests	86	(104)	(11)	(115)
Income tax expense	(20)	(35)	(66)	(60)
Net income (loss)	66	(140)	(77)	(175)
Net loss (income) attributable to the non-controlling interests	6	(1)	5	(4)
Net income (loss) attributable to stockholders	72	(140)	(72)	(179)
Gain on amendment of Series B Convertible Preferred Stock	33	—	33	—
Net income (loss) attributable to common stockholders	$105	$(140)	$(39)	$(179)
Income (loss) per share
Basic	$0.45	$(0.66)	$(0.17)	$(0.89)
Diluted	$(0.15)	$(0.66)	$(0.71)	$(0.89)
Weighted average shares outstanding
Basic	234	211	231	199
Diluted	265	211	253	199

NOTE: Totals may not foot due to rounding	3

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(amounts in millions)	2016	2015
Assets
Cash and cash equivalents	$714	$432
Restricted cash	1	—
Accounts receivable, net of allowance for doubtful accounts of $29 and $14 at September 30, 2016 and December 31, 2015, respectively	1,141	1,023
Inventories	564	518
Note receivable	—	125
Prepaid expenses and other current assets	180	173
Total current assets	2,601	2,271
Property, plant and equipment, net	473	492
Goodwill	4,366	4,022
Intangible assets, net	3,393	3,314
Other assets	94	92
Total assets	$10,927	$10,190
Liabilities & Stockholders' Equity
Accounts payable	$395	$450
Current installments of long-term debt and revolving credit facilities	81	55
Accrued salaries, wages and employee benefits	78	78
Accrued income taxes payable	101	65
Preferred stock redemption liability	504	—
Accrued expenses and other current liabilities	409	414
Total current liabilities	1,568	1,062
Long-term debt and capital lease obligations	5,197	5,174
Long-term retirement benefits, less current portion	76	81
Long-term deferred income taxes	697	679
Long-term contingent consideration	75	71
Other long-term liabilities	254	205
Total liabilities	7,866	7,271
Redeemable preferred stock - Series B	—	646
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock 400 shares authorized, 278 and 229 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	3	2
Additional paid-in capital	3,921	3,520
Accumulated deficit	(572)	(533)
Accumulated other comprehensive loss	(464)	(886)
Total stockholders equity	2,888	2,104
Non-controlling interests	172	169
Total equity	3,060	2,273
Total liabilities, redeemable preferred shares and stockholders' equity	$10,927	$10,190

NOTE: Totals may not foot due to rounding	4

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended			Nine Months Ended
(amounts in millions)	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net (loss) income	$(134)	$(8)	$66	$(77)	$(175)
Reconciliation of net (loss) income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	83	85	87	255	176
Deferred income taxes	(14)	(10)	(34)	(58)	(52)
Manufacturer's profit in inventory adjustment	12	—	—	12	58
Foreign exchange loss (gain)	62	(28)	14	48	58
Other, net	20	8	(81)	(54)	26
Changes in assets & liabilities, net of acquisitions:
Accounts receivable	(103)	12	29	(62)	(69)
Inventories	(87)	45	7	(34)	(63)
Accounts payable and accrued expenses	(53)	(15)	11	(57)	196
Other changes in assets and liabilities, net	4	8	(11)	3	(24)
Net cash flows (used in) provided by operating activities	(210)	97	89	(24)	131
Cash flows from investing activities:
Change in restricted cash	(1)	—	—	(1)	600
Capital expenditures	(12)	(11)	(10)	(33)	(32)
Investment in registrations of products	(8)	(8)	(7)	(22)	(26)
Proceeds from disposal of property, plant and equipment	2	10	—	13	12
Acquisition of businesses, net of acquired cash	(1)	3	—	1	(2,858)
Other, net	(1)	(4)	9	4	(1)
Net cash flows used in investing activities	(20)	(10)	(7)	(38)	(2,306)
Cash flows from financing activities:
Debt proceeds, net of discount and premium	1	(2)	1	—	2,086
Change in revolving credit facilities, net	133	(28)	(85)	19	5
Repayments of borrowings	(9)	(9)	(9)	(26)	(16)
Proceeds from issuance of common stock, net	—	—	391	392	470
Payment of debt financing fees	—	(1)	—	(1)	(46)
Change in factored liabilities	(4)	(33)	(9)	(46)	(17)
Other, net	(1)	—	—	(1)	(1)
Net cash flows provided by (used in) financing activities	121	(73)	290	337	2,481
Effect of exchange rate changes on cash and cash equivalents	7	(2)	1	6	(22)
Net (decrease) increase in cash and cash equivalents	(103)	12	372	282	285
Cash and cash equivalents at beginning of period	432	330	342	432	397
Cash and cash equivalents at end of period	$330	$342	$714	$714	$682
Non-cash Investing Activities
Settlement of Note Receivable in exchange for OMG Malaysia	$125	$—	$—	$125	$—
OMG Malaysia Acquisition through the settlement of Note Receivable	$(125)	$—	$—	$(125)	$—

NOTE: Totals may not foot due to rounding	5

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS TO
COMPARABLE ADJUSTED EARNINGS PER SHARE
(Unaudited)

		Three Months Ended		Nine Months Ended
(amounts in millions, except per share amounts)		September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss) attributable to common stockholders		$105	$(140)	$(39)	$(179)
Pre-acquisition activity of acquired companies:	(1)
Net sales		—	268	—	907
Cost of sales		—	(158)	—	(542)
Selling, technical, general and administrative expense		—	(71)	—	(244)
Research and development expense		—	(8)	—	(27)
Other (expense) income, net		—	(3)	—	2
		—	28	—	96
Adjustments:
Interest expense for pre-acquisition periods	(1)	—	(34)	—	(115)
Reversal of amortization expense	(1, 2)	68	52	199	156
Adjustment for investment in registration of products	(1, 2)	(7)	(12)	(22)	(27)
Long-term compensation issued in connection with acquisitions	(3)	—	(2)	1	—
Restructuring expenses	(4)	7	19	20	35
Manufacturer's profit in inventory purchase accounting adjustments	(5)	—	1	12	58
Acquisition and integration costs	(6)	3	15	27	70
Non-cash change in fair value of contingent consideration	(7)	—	3	4	6
Gain on legal settlement		—	—	(3)	(16)
Foreign exchange loss on foreign denominated external and internal debt	(1, 8)	12	36	59	30
Adjustment to reverse loss on derivative contract	(9)	—	48	—	48
Gain on settlement agreement related to Series B Convertible Preferred Stock	(10)	(103)	—	(103)	—
Non-cash change in fair value of preferred stock redemption liability	(10)	(6)	—	(6)	—
Other expenses (income), net	(11)	5	—	7	(3)
Adjustment to estimated effective tax rate	(12)	(3)	17	2	(18)
Gain on amendment of Series B Convertible Preferred Stock	(10)	(33)	—	(33)	—
Adjustment to reverse loss attributable to certain non-controlling interests	(13)	(6)	(1)	(8)	—
		(63)	142	156	224
Comparable adjusted net income attributable to common stockholders		$43	$32	$116	$141

Comparable adjusted earnings per share	(14)	$0.14	$0.11	$0.39	$0.47

Adjusted shares outstanding (in millions)		299	299	299	299
(1) The Company adjusts for the results of operations of Alent plc ("Alent") and the businesses of OM Group, Inc. (the "OMG Businesses"), prior to their acquisition, adjusted to conform with the Company’s accounting policies and adjustments described herein, in order to facilitate comparison against prior and future results. The Company also adjusts interest expense to represent the additional interest expense that the Company would have incurred had the acquisition-related debt existed at the beginning of the periods presented in order to be consistent with the inclusion of these results of operations.
(2) The Company eliminates amortization related to (i) intangible assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of its products (“registration rights”) as part of ongoing operations, and deducts capital expenditures associated with obtaining these registration rights. The Company believes this adjustment provides insight with respect to the cash flows necessary to maintain and enhance the Company's product portfolio.
(3) Adjustment for the portion of long-term compensation plans associated with the acquisitions of Alent (the "Alent Acquisition") and the OMG Businesses (the "OMG Acquisition," and together with the Alent Acquisition, the "Performance Solutions Acquisitions") for

NOTE: Totals may not foot due to rounding	6

2016 and the acquisitions of Arysta LifeScience Limited (the "Arysta Acquisition") and the Chemtura AgroSolutions business of Chemtura Corporation (the "CAS Acquisition," and together with the Arysta Acquisition, the "Agricultural Solutions Acquisitions") for 2015. The Company adjusts these costs because they are not reflective of ongoing operations. The Company does not adjust for the cost of ongoing non-acquisition related long-term compensation plans.
(4) Adjusted for cost of restructuring acquired businesses in both the Agricultural Solutions and Performance Solutions segments. The Company adjusts these costs because they are not reflective of ongoing operations.
(5) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales primarily related to the Performance Solutions Acquisitions in 2016 and the Agricultural Solutions Acquisitions in 2015. The Company adjusts these costs because they are not reflective of ongoing operations.
(6) The Company adjusts for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees, and transfer taxes for 2016 and 2015. 2016 adjustments also include the costs associated with an investigation related to certain past business practices of Arysta, an acquired company, and costs of integrating acquisitions. 2015 adjustments also include a bonus paid to a management member of an acquired company which was tied to the completion the Arysta Acquisition. The Company adjusts these costs because they are not reflective of ongoing operations.
(7) The Company adjusts for the change in fair value of the contingent consideration in connection with the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition"). The Company adjusts these costs because they are not reflective of ongoing operations.
(8) The Company adjusts foreign exchanges gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.
(9) The company recorded a loss on a derivative contract used to mitigate foreign currency exposure related to the Alent acquisition.
(10) The Company accounted for the settlement agreement as an amendment to the Series B convertible preferred stock (the "Series B Convertible Preferred Stock") and, as a result, recognized gains in net income of $103 million and income available to common stockholders of $33 million related to the amendment. Further, the Company recognized a gain of $6 million related to the adjustment of the Series B Preferred Stock to fair value subsequent to the amendment. The Company adjusted these gains because they are not representative of ongoing operations. These gains were included in income available to common stockholders for the computation of GAAP basic earnings per share; however, these gains were excluded for purposes of the computation of GAAP diluted earnings per share.
(11) 2016 adjustments primarily corresponds to the write down of certain assets, as well as a gain on the disposal of an equity investment. 2015 adjustment reflects the gain related to the expiration of a put option on Platform's common stock issued in connection with an acquisition during 2014. The Company adjusts these costs because they are not reflective of ongoing operations.
(12) The Company adjusts the effective tax rate to 35%. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. These factors would increase the effective tax rate above 35%. As a result of current tax structure, the Company’s effective tax rate in accordance with GAAP was 23.6% for the three months ended September 30, 2016. The Company adjusts to the effective tax rate to provide a meaningful comparison of its performance between periods.
(13) The Company adjusts for the non-controlling interest expense or income related to the non-controlling interest created at the time of the MacDermid Acquisition because holders of such equity interest are expected to convert their holdings into shares of Platform's common stock. Further, the Company adjusts for the adjustments in footnote 11 above that are attributable to non-controlling interests. The Company adjusts these costs because they are not reflective of ongoing operations.
(14) The Company defines "Adjusted shares" as the outstanding shares of Platform's common stock at September 30, 2016 plus the number of shares that would be issued if all convertible stock were converted to Platform's common stock, vested stock options were exercised, and awarded equity granted were vested as of September 30, 2016. The Company adjusts the outstanding shares of Platform's common stock for this calculation to provide an understanding of the Company’s results of operations on a per share basis.

CALCULATION OF NON-GAAP ADJUSTED SHARES AT SEPTEMBER 30, 2016 (Unaudited)

Outstanding shares (millions)	278
Number of shares issuable upon conversion of Series B Convertible Preferred Stock	6
Number of shares issuable upon conversion of PDH Common Stock	8
Number of shares issuable upon conversion of Series A Preferred Stock	2
Stock options	1
Equity awards granted	4
Adjusted shares	299

NOTE: Totals may not foot due to rounding	7

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO
COMPARABLE ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2016	2015	2016	2015
Comparable adjusted net income attributable to common stockholders	$43	$32	$116	$141
Net income attributable to the non-controlling interests	—	2	4	4
Adjusted net income attributable to stockholders	43	34	119	145
Adjustments to reconcile to comparable adjusted EBITDA:
Income tax expense	23	18	64	78
Interest expense, net	99	86	290	259
Depreciation expense	19	16	56	49
Investment in registration of products	7	12	22	27
Comparable Adjusted EBITDA	$190	$166	$551	$558

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)		2016	2015	2016	2015
Net income (loss) attributable to common stockholders		$105	$(140)	$(39)	$(179)
Gain on amendment of Series B Convertible Preferred Stock	(10)	(33)	—	(33)	—
Net (loss) income attributable to the non-controlling interests		(6)	1	(5)	4
Income tax expense		20	35	66	60
Income (loss) before income taxes and non-controlling interests		86	(104)	(11)	(115)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense, net		99	53	290	143
Depreciation expense		19	12	56	34
Amortization expense		68	50	199	143
Long-term compensation issued in connection with acquisitions	(3)	—	(2)	1	—
Restructuring expenses	(4)	7	5	20	18
Manufacturer's profit in inventory purchase accounting adjustments	(5)	—	1	12	58
Acquisition and integration costs	(6)	3	15	27	70
Non-cash change in fair value of contingent consideration	(7)	—	3	4	6
Legal settlements		—	—	(3)	(16)
Foreign exchange loss on foreign denominated external and internal debt	(8)	12	33	59	27
Fair value loss on foreign exchange forward contract	(9)	—	48	—	48
Gain on settlement agreement related to Series B Convertible Preferred Stock	(10)	(103)	—	(103)	—
Non-cash change in fair value of preferred stock redemption liability	(10)	(6)	—	(6)	—
Other income (expense), net	(11)	5	—	7	(3)
Adjusted EBITDA		$190	$114	$551	$413

* See footnote descriptions below the Comparable Adjusted Earnings Per Share table.

NOTE: Totals may not foot due to rounding	8

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF ORGANIC SALES GROWTH
(Unaudited)

	Three Months Ended September 30, 2016
(amounts in millions)	Performance Solutions		Agricultural Solutions		Total
Change in net comparable sales	$7	1.6%	$18	4.4%	$25	2.9%
Dispositions	—	—	9	2.3	9	1.1
Foreign exchange impacts	8	1.8	(10)	(2.4)	(2)	(0.2)
Impact of metal prices	(7)	(1.6)	—	—	(7)	(0.8)
Organic sales growth	$8	1.8%	$18	4.3%	$26	3.0%

	Nine Months Ended September 30, 2016
(amounts in millions)	Performance Solutions		Agricultural Solutions		Total
Change in net comparable sales	$(48)	(3.5)%	$(30)	(2.3)%	$(78)	(2.9)%
Acquisitions	3	0.2	—	—	3	0.1
Dispositions	—	—	24	1.8	24	0.9
Foreign exchange impacts	35	2.6	47	3.5	82	3.1
Organic sales growth	$(10)	(0.7)%	$40	3.0%	$30	1.1%

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF REPORTED SEGMENT SALES TO COMPARABLE SEGMENT SALES
(Unaudited)

(amounts in millions)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Performance Solutions	$180	$542
Acquisitions:
Alent	227	695
OM	41	124
Performance Solutions Comparable Sales	448	1,361
Agricultural Solutions	418	1,266
Acquisitions:
Arysta	—	87
Agricultural Solutions Comparable Sales	418	1,353
Total Comparable Sales	$866	$2,714

NOTE: Totals may not foot due to rounding	9

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF REPORTED SEGMENT ADJUSTED EBITDA TO
COMPARABLE SEGMENT ADJUSTED EBITDA
(Unaudited)

(amounts in millions)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Performance Solutions	$58	$165
Acquisitions:
Alent	42	117
OM	11	24
Corporate cost allocation	(7)	(16)
Performance Solutions Comparable Adj. EBITDA	103	290
Agricultural Solutions	70	281
Acquisitions:
Arysta	—	3
Corporate cost allocation	(7)	(16)
Agricultural Solutions Comparable Adj. EBITDA	63	268
Total Comparable Adjusted EBITDA	$166	$558

NOTE: Totals may not foot due to rounding	10

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I.	Unaudited Financial Performance
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2016	2015	2016	2015
Net Sales
Performance Solutions	$455	$180	$1,313	$542
Agricultural Solutions	436	418	1,323	1,266
Total	$891	$597	$2,636	$1,807

Adjusted EBITDA
Performance Solutions	$110	$54	$291	$157
Agricultural Solutions	80	59	261	257
Total	$190	$114	$551	$413

Adjusted EBITDA Margin
Performance Solutions	24.2%	30.1%	22.1%	29.0%
Agricultural Solutions	18.4%	14.2%	19.7%	20.3%
Total	21.3%	19.0%	20.9%	22.9%

II.	Unaudited Comparable Financial Performance
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2016	2015	2016	2015
Net Sales
Performance Solutions	$455	$448	$1,313	$1,361
Agricultural Solutions	436	418	1,323	1,353
Total	$891	$866	$2,636	$2,714

Adjusted EBITDA (1)
Performance Solutions	$110	$103	$291	$290
Agricultural Solutions	80	63	261	268
Total	$190	$166	$551	$558

Adjusted EBITDA Margin
Performance Solutions	24.2%	23.0%	22.1%	21.3%
Agricultural Solutions	18.4%	15.1%	19.7%	19.8%
Total	21.3%	19.2%	20.9%	20.6%
(1) Includes reallocations of corporate overhead costs.

NOTE: Totals may not foot due to rounding	11

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION (continued)
(Unaudited)

III.	Unaudited Comparable Constant Currency Financial Performance
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2016	2015	2016	2015
Net Sales
Performance Solutions	$463	$448	$1,348	$1,361
Agricultural Solutions	426	418	1,370	1,353
Total	$889	$866	$2,718	$2,714

Adjusted EBITDA
Performance Solutions	$113	$103	$302	$290
Agricultural Solutions	75	63	265	268
Total	$188	$166	$567	$558

Adjusted EBITDA Margin
Performance Solutions	24.3%	23.0%	22.4%	21.3%
Agricultural Solutions	17.6%	15.1%	19.4%	19.8%
Total	21.1%	19.2%	20.9%	20.6%

IV.	Unaudited Capital Structure
(amounts in millions)	Maturity	Coupon	September 30, 2016
Instrument
Corporate Revolver ($500M)	6/7/2019		$—
Term Loan B3 - USD	6/7/2020	L + 450	1,033
Term Loan B4 - USD (*)	6/7/2023	L + 400	1,475
Term Loan C2 - EUR	6/7/2020	E + 450	334
Term Loan C3 - EUR (*)	6/7/2023	E + 375	487
Other Debt			62
Total First Lien Debt			$3,390
10.375% Senior Notes due 2021	5/1/2021	10.375%	$500
6.5% Senior Notes due 2022	2/1/2022	6.5%	1,100
6.0% Senior Notes due 2023 (Euro)	2/1/2023	6.0%	393
Total Unsecured Debt			$1,993
Total Debt			$5,384
Cash Balance as of 9/30/16			714
Net Debt			$4,670
Series B Make-Whole (2)			460
Market Capitalization (4) (assumes 299 shares outstanding (3))			2,421
Total Capitalization			$7,551

(*)
Tranches presented as adjusted for the October term loan refinancing. Adjustment were made to currency mix, maturity and borrowing rates. Maturity extended to 6/7/2023: provided that if the 6.50% USD senior notes due 2022 have not been prepaid, redeemed or refinanced in full by 11/2/2021, the maturity date will be 11/2/2021.

(1)
Platform has swapped certain amounts of its floating term loans to fixed rate including $1.2 billion of its USD tranches and €282 million of its Euro tranches. At September 30, 2016, approximately 35% of debt was floating and 65% was fixed.

(2)
Based on the settlement alternative announced on 9/12/16, which provides the option until 12/15/16 to settle all Series B obligations for 5.5 million shares and $460 million in cash (instead of 22.1 million shares and a make whole payment of $421 million (based on the 9/30/16 closing price of $8.11).

(3)	See "Calculation of Non-GAAP Adjusted Shares at September 30, 2016 (unaudited)" below the Comparable Adjusted Earnings Per Share table.
(4)	Based on Platform's closing price of $8.11 at September 30, 2016.

NOTE: Totals may not foot due to rounding	12

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION (continued)
(Unaudited)

V.	Selected Financial Data
(amounts in millions)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Book Interest Expense	$99	$294
Cash Interest Paid	103	286
Book Income Tax Expense	20	66
Cash Income Taxes Paid	32	86
Capital Expenditures	10	33
Investments in Product Registrations	7	22
VI. Non-GAAP Measures
For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.
To supplement the financial measures prepared in accordance with GAAP, Platform has provided in this release the following non-GAAP financial measures: adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA guidance, comparable net sales, comparable adjusted earnings per share, comparable adjusted EBITDA, comparable adjusted EBITDA margin and organic sales. Platform also evaluates and presents its results of operations on a comparable constant currency basis. Management believes that these measures provide useful information to investors by excluding certain items that it believes are not representative of the Company's business and including other items that it believes are useful in evaluating the Company's business; thereby providing a more complete understanding of the Company's operational results and a meaningful comparison of the Company's performance between periods and to its peers. When reconciled to the corresponding GAAP measures, these non-GAAP measures also help the Company's investors to understand the long-term profitability trends of the Company's businesses. Finally, these non-GAAP measures address questions the Company routinely receives from securities analysts, investors and other interested parties in the evaluation of companies in its industry and, in order to assure that all investors have access to the same data, the Company has determined that it is appropriate to make this data available to all.  Non-GAAP financial measures are however not prepared in accordance with GAAP, as they exclude certain items as described herein, and may not be indicative of the results that the Company expects to recognize for future periods. In addition, these non-GAAP financial measures may differ from measures that other companies may use. As a result, these non-GAAP financial measures should be considered in addition to, and not a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures included herein.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables as part of this release. The Company only provides Adjusted EBITDA guidance, organic sales growth and synergy potential on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructuring, integration and acquisition-related expenses, share-based compensation amounts, adjustments to inventory and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Adjusted EBITDA:
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted for additional items included in earnings that are not representative or indicative of our ongoing business as described in the footnotes to the non-GAAP measures reconciliations. Management believes Adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of Platform’s business, and facilitates comparisons of its profitability to prior and future periods.

NOTE: Totals may not foot due to rounding	13

Comparable Adjusted EBITDA:
Comparable adjusted EBITDA is defined as Adjusted EBITDA adjusted to reflect acquisitions and the related financings as though they had occurred on January 1, 2015 without the impact of purchase accounting. Adjusted EBITDA and comparable adjusted EBITDA are key metrics used by management to measure operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and comparable adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Management believes comparable Adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of Platform’s business, and facilitates comparisons of its profitability to prior and future periods.
Comparable Adjusted Earnings Per Share:
Comparable adjusted earnings per share is defined as net loss attributable to common stockholders adjusted to reflect acquisitions and the related financings as though they had occurred on January 1, 2015 without the impact of purchase accounting, as well as other adjustments consistent with our definition of Adjusted EBITDA. Additionally, we eliminate the amortization associated with (i) intangibles assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of our products (“registration rights”) as part of ongoing operations, and deduct capital expenditures associated with obtaining these registration rights. Further, we adjust the effective tax rate to 35% as described in the notes to the reconciliation. The resulting comparable adjusted net income available to stockholders is divided by the number of shares of outstanding common stock as of September 30, 2016 plus the number of shares that would be issued if all convertible stock were converted to common stock, vested stock options were exercised, and awarded equity granted were vested as of September 30, 2016. Comparable adjusted earnings per share is a key metric used by management to measure operating performance and trends. In particular, the exclusion of certain expenses in calculating comparable adjusted earnings per share facilitates operating performance comparisons on a period-to-period basis.
Comparable Constant Currency:
Our constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. Constant currency percentages are calculated by converting our current-period local currency financial results into U.S. Dollar using the prior period's exchange rates and comparing these adjusted amounts to our prior period reported results. The comparable constant currency presentation includes actual results adjusted to reflect acquisitions and related financings as though they had occurred on January 1, 2015 adjusted for the effects of purchase accounting on actual results. Management believes that this presentation provides a more complete understanding of the Company's operational results and a meaningful comparison of its performance between periods. However, this comparable financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Company's acquisitions been completed as of the dates indicated, or that may be achieved in the future
Comparable Net Sales
Comparable net sales is defined as net sales adjusted for the sales of our acquisitions as though they had occurred on January 1, 2015. Management believes this measure provides investors with a more complete understanding of net sales trends by providing sales on a more consistent basis.
Organic Sales
Organic sales is defined as comparable net sales excluding the impact of currency, metals price, divestitures and acquisitions, as applicable. Management believes this measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable sales over differing periods on a consistent basis.
CONTACT:
Investor Relations Contact:
Carey Dorman
Director - Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contact:
Liz Cohen
Weber Shandwick
1-212-445-8044

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